    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1997

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                    FORM S-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          SOUTHERN MINERAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                       NEVADA                                              36-2068676
           (State or Other Jurisdiction of                              (I.R.S. Employer
           Incorporation or Organization)                              Identification No.)

                             ---------------------

                                                                         STEVEN H. MIKEL
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER
               500 DALLAS, SUITE 2800                                500 DALLAS, SUITE 2800
                HOUSTON, TEXAS 77002                                  HOUSTON, TEXAS 77002
                   (713) 658-9444                                        (713) 658-9444
     (Address Including Zip Code, and Telephone              (Name, Address, Including Zip Code, and
           Number, Including Area Code, or                   Telephone Number, Including Area Code,
      Registrant's Principal Executive Offices)                       of Agent for Service)

                             ---------------------

                                With copies to:

                RICK L. BURDICK, P.C.                                  GEORGE G. YOUNG III
                  RICHARD J. WILKIE                                  BUTLER & BINION, L.L.P.
      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.                       1000 LOUISIANA STREET
   711 LOUISIANA STREET, SUITE 1900 -- SOUTH TOWER                         SUITE 1600
                HOUSTON, TEXAS 77002                                  HOUSTON, TEXAS 77002
                   (713) 220-5800                                        (713) 237-3605

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
    TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM         PROPOSED MAXIMUM
          SECURITIES                AMOUNT TO BE           OFFERING PRICE         AGGREGATE OFFERING          AMOUNT OF
       TO BE REGISTERED             REGISTERED(1)           PER UNIT(2)                PRICE(2)           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Convertible Subordinated
  Debentures due 2007..........       6,900,000                 100%                  6,900,000               2,090.91
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01...          (3)                    (3)                      (3)                     (3)
============================================================================================================================

(1) Includes up to 9,000,000 in aggregate principal amount of Convertible Subordinated Debentures due 2007 which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(2) There are also being registered an indeterminate number of shares of Common Stock issuable upon conversion of Convertible Subordinated Debentures due 2007, if any. No separate consideration will be received for the Common Stock.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The information in the Registration Statement on Form S-2 filed by Southern Mineral Corporation (the "Company") with the Securities and Exchange Commission (File No. 333-35843) pursuant to the Securities Act of 1933, as amended, is incorporated by reference into this Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of October 1997.

                                            SOUTHERN MINERAL CORPORATION
                                            (Registrant)

                                            By:     /s/ STEVEN H. MIKEL
                                              ----------------------------------
                                                       Steven H. Mikel
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                                       TITLE                        DATE
                      ---------                                       -----                        ----

                 /s/ STEVEN H. MIKEL                    Director and President and Chief     October 1, 1997
-----------------------------------------------------     Executive Officer
                   Steven H. Mikel                        (principal executive officer)

                          *                             Vice President -- Finance            October 1, 1997
-----------------------------------------------------     (principal financial and
                   James H. Price                         accounting officer)

                          *                             Chairman of the Board and Director   October 1, 1997
-----------------------------------------------------
                  Howell H. Howard

                          *                             Director                             October 1, 1997
-----------------------------------------------------
                  B. Travis Basham

                          *                             Director                             October 1, 1997
-----------------------------------------------------
                  Thomas R. Fuller

                          *                             Director                             October 1, 1997
-----------------------------------------------------
                  Robert R. Hillery

                          *                             Director                             October 1, 1997
-----------------------------------------------------
                 E. Ralph Hines, Jr.

                          *                             Director                             October 1, 1997
-----------------------------------------------------
                  James E. Nielson

                      SIGNATURE                                       TITLE                        DATE
                      ---------                                       -----                        ----

                          *                             Director                             October 1, 1997
-----------------------------------------------------
                Donald H. Wiese, Jr.

                          *                             Director                             October 1, 1997
-----------------------------------------------------
                Spencer L. Youngblood

               *By /s/ STEVEN H. MIKEL                                                       October 1, 1997
  -------------------------------------------------
                   Steven H. Mikel
                  Attorney-in-Fact

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
           1.1           -- Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to Form S-2, dated October 1, 1997,
                            registration No. 333-35843).
           2.1           -- Exchange Agreement by and among Diverse Production Co.,
                            The Shareholders of Diverse Production Co., and the
                            Company dated March 2, 1995 (incorporated by reference to
                            Exhibit (I) to Form 10-K for fiscal year ended December
                            31, 1994).
           2.2           -- Purchase and Sale Agreement, dated as of October 31,
                            1995, by and among Stone & Webster, Incorporated, Stone &
                            Webster Oil Company, Inc. and the Company (incorporated
                            by reference to Exhibit 2.1 to Form 8-K dated October 31,
                            1995).
           2.3           -- Purchase and Sale Agreement and Assignment of Partnership
                            Interest, dated August 30, 1996 by and between Torch
                            Energy Finance Fund Limited Partnership I and the Company
                            (incorporated by reference to Exhibit 2.1 to Form 8-K
                            dated August 30, 1996).
           2.4           -- Agreement Regarding Dissolution of Partnerships, dated
                            August 30, 1996, between the Company and Diasu Oil & Gas
                            Co. (incorporated by reference to Exhibit 2.2 to Form 8-K
                            dated August 30, 1996).
           2.5           -- Purchase and Sale Agreement, dated as of May 20, 1997, by and among Mario Garcia and Delores E. Garcia and the
                            Company (incorporated by reference to Exhibit 2.1 to Form
                            8-K dated May 20, 1997).
           3.1           -- Amended and Restated Articles of Incorporation of the
                            Company, as amended (incorporated by reference to Exhibit
                            3.1 to Form 8-K dated May 17, 1996).
           3.2           -- Bylaws of the Company, as amended (incorporated by
                            reference to Exhibit 3.2 to Form S-2, dated October 1,
                            1997, registration No. 333-35843).
           4.5           -- Form of Indenture pursuant to which the Company's
                            Convertible Debentures due 2007 are to be issued
                            (incorporated by reference to Exhibit 4.5 to Form S-2,
                            dated October 1, 1997, registration No. 333-35843).
           4.6           -- Form of Subordinated Debenture (included in Exhibit 4.5 to Form S-2, dated October 1, 1997, registration No.
                            333-35843).
          *5.1           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          10.1           -- Stock Option Agreement made as of December 31, 1994
                            between the Company and Steven H. Mikel (incorporated by
                            reference to Exhibit (h) to Form 10-K for fiscal year
                            ended December 31, 1994).
          10.2           -- 1995 Non-Employee Director Compensation Plan
                            (incorporated by reference to Exhibit (k) to Form 10-K
                            for fiscal year ended December 31, 1994).
          10.3           -- Credit Agreement, dated December 20, 1995, between the
                            Company, SMC Production Co., San Salvador Development
                            Company, Inc., Venture Resources, Inc., Venture Pipeline
                            Company, VenGas Pipeline Company, Spruce Hills Production
                            Company, Inc., and Compass Bank-Houston for Reducing
                            Revolver Line of Credit up to $25,000,000 (incorporated
                            by reference to Exhibit 10.1 to Form 8-K dated December
                            20, 1995).

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
          10.4           -- Promissory Note, dated December 20, 1995, in the original principal amount of $25,000,000 made by the Company, SMC
                            Production Co., San Salvador Development Company, Inc.,
                            Venture Resources, Inc., Venture Pipeline Company, VenGas
                            Pipeline Company, Spruce Hills Production Company, Inc.
                            in favor of Compass Bank-Houston (incorporated by
                            reference to Exhibit 10.2 to Form 8-K dated December 20,
                            1995).
          10.5           -- Credit Agreement, dated December 20, 1995, between the
                            Company, SMC Production Co., San Salvador Development
                            Company, Inc., Venture Resources, Inc., Venture Pipeline
                            Company, VenGas Pipeline Company, Spruce Hills Production
                            Company, Inc. and Compass Bank-Houston for Term Loan of
                            $3,500,000 (incorporated by reference to Exhibit 10.3 to
                            Form 8-K dated December 20, 1995).
          10.6           -- Promissory Note, dated December 20, 1995, in the original principal amount of $3,500,000 made by the Company, SMC
                            Production Co., San Salvador Development Company, Inc.,
                            Venture Resources, Inc., Venture Pipeline Company, VenGas
                            Pipeline Company, Spruce Hills Production Company, Inc.
                            in favor of Compass Bank-Houston (incorporated by
                            reference to Exhibit 10.4 to Form 8-K dated December 20,
                            1995).
          10.7           -- 1996 Stock Option Plan (incorporated by reference to
                            Exhibit 10.10 to Form 10-KSB for fiscal year ended
                            December 31, 1995).
          10.8           -- 1996 Employee Stock Purchase Plan (incorporated by
                            reference to Exhibit 10.11 to Form 10-KSB for fiscal year
                            ended December 31, 1995).
          10.9           -- Joint Venture Agreement, dated October 1, 1995, between the Company and The Links Group, Inc. (incorporated by
                            reference to Exhibit 10.12 to Form 10-KSB for fiscal year
                            ended December 31, 1995).
          10.10          -- Option Agreement, dated January 5, 1996, between the
                            Company and Diasu Oil & Gas Company, Inc. covering the
                            exploration joint venture (incorporated by reference to
                            Exhibit 10.13 to Form 10-KSB for fiscal year ended
                            December 31, 1995).
          10.11          -- Stock Option Agreement dated April 6, 1995, between the
                            Company and Robert R. Hillery (incorporated by reference
                            to Exhibit 10.14 to Form 10-KSB for fiscal year ended
                            December 31, 1995).
          10.12          -- Subscription Agreement and Assumption of Obligations,
                            dated January 5, 1995, between the Company and Gary L.
                            Chitty, and Thomas J. McMinn (incorporated by reference
                            to Exhibit 10.15 to Form 10-KSB/A for fiscal year ended
                            December 31, 1995).
          10.13          -- Amendment to Credit Agreement between the Company and
                            Compass Bank-Houston dated August 30, 1996 (incorporated
                            by reference to Exhibit 10.1 to Form 8-K dated August 30,
                            1996).
          10.14          -- Second Amendment to Credit Agreement between the Company and Compass Bank dated December 17, 1996 (incorporated by
                            reference to Exhibit 10.14 to Form 10-KSB for the fiscal
                            year ended December 31, 1996).
          10.15          -- Third Amendment to Credit Agreement between the Company and Compass Bank dated June 10, 1997 (incorporated by
                            reference to Exhibit 10.15 to Form S-2, dated October 1,
                            1997, registration No. 333-35843).
          10.16          -- Fourth Amendment to Credit Agreement between the Company and Compass Bank dated June 30, 1997 (incorporated by
                            reference to Exhibit 10.1 to Form 10-QSB for the
                            quarterly period ended June 30, 1997).

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
          10.17          -- Incentive Stock Option Agreement between the Company and
                            M. Michael Jenson (incorporated by reference to Exhibit
                            10.17 to Form S-2, dated October 1, 1997, registration
                            No. 333-35843).
          11.1           -- Computation of earnings per common and equivalent share
                            (incorporated by reference to Exhibit 11.1 to Form S-2,
                            dated October 1, 1997, registration No. 333-35843).
          12.1           -- Computation of ratios (incorporated by reference to
                            Exhibit 12.1 to Form S-2, dated October 1, 1997,
                            registration No. 333-35843).
         *23.1           -- Consent of Grant Thornton LLP.
          23.2           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in its opinion filed as Exhibit 5.1).
         *23.3           -- Consent of Netherland, Sewell & Associates, Inc.
         *23.4           -- Consent of McDaniel & Associates Consultants, Ltd.
         *23.5           -- Consent of KPMG Peat Marwick LLP.
         *23.6           -- Consent of Ryder Scott Company Petroleum Engineers.
          24.1           -- Power of Attorney (incorporated by reference to Exhibit
                            24.1 to Form S-2, dated October 1, 1997, registration no.
                            333-35843).
          25.1           -- Form T-1, Statement of Eligibility and Qualification
                            under the Trust Indenture Act of 1939 of American Stock
                            Transfer & Trust Company, as Trustee (incorporated by
                            reference to Exhibit 25.1 to Form S-2, dated October 1,
                            1997, registration no. 333-35843).
          27.1           -- Financial Data Schedule (incorporated by reference to
                            Exhibit 27.1 to Form S-2, dated October 1, 1997,
                            registration no. 333-35843).

---------------

* Filed herewith.